Exhibit 10.69

ASSURED GUARANTY LTD.
EXECUTIVE OFFICER RECOUPMENT POLICY

The following recoupment policy (the “Policy”) of Assured Guaranty Ltd. (the “Company”) applies to Covered Awards granted to Executive Officers by the Company or its subsidiaries, to the extent provided below:

1.  Restatement and Stock Options.

(a)                                  If there is a material restatement of the financial statements of the Company that is materially related to the misconduct of an individual who, at the time of the misconduct, is an Executive Officer, then any exercise of an option occurring within 12 months after the restated period may, in the discretion of the Compensation Committee, be rescinded, subject to the following:

(i)  The rescission of the exercise of an option will be effective only if the Optionee to whom the option is granted is an Executive Officer at any time during the period for which the financial statements are restated.

(ii)  The rescission will be effective only if the Optionee is notified of the rescission of the exercise of his or her option prior to the one-year anniversary of the issuance of the restated financial statements.

(iii)  The Optionee will be required to repay any gain realized as a result of the rescinded exercise of the option that was granted to the Optionee (with the amount of the gain determined as of the time of exercise), subject to the provisions of this Policy.

(iv)  The amount to be recouped from the Optionee will be reduced to the extent that the appreciation in the shares covered by the exercised option from the Grant Date to the date immediately prior to the beginning of the restated period.  Further, the amount to be recouped will be reduced by an amount corresponding to a decline (if any) in price of the stock acquired on exercise, to the extent the decline occurs during the period from the date of exercise to the date of the Optionee’s disposition of the stock.

(b)                                 For purposes of this Policy, the term “option” means an option to purchase shares of Company stock that is granted in return for services provided to the Company and its subsidiaries as an employee, excluding any option granted under the Assured Guaranty Ltd. Employee Stock Purchase Plan or other plan that is intended to satisfy the requirements of section 423 of the Internal Revenue Code.

(c)                                  For purposes of this paragraph 1, “Optionee” means, with respect to any option, the person to whom the option has been granted.

2.  Restatement and Bonus.

(a)                                  If there is a material restatement of the financial statements of the Company, then any bonus paid to a person may, in the discretion of the Compensation Committee, be recouped, subject to the following:

(i)  The recoupment of the bonus will be effective only if the recipient of the bonus is an Executive Officer at any time during the period for which the financial statements are restated.

(ii)  The recoupment will be effective only if the recipient of the bonus is notified of the recoupment prior to the one-year anniversary of the issuance of the restated financial statements.

(iii)  The amount to be recouped will not exceed the amount of the prior bonus payment that the Compensation Committee determines would not have been paid to the recipient of the bonus if the financial results as corrected by the restatement had been known at the time the bonus payment was made.  Further, the recoupment will only apply to bonuses attributable to services rendered in the period for which the financial statements are restated.

(b)                                 For purposes of this Policy, the term “bonus” means cash compensation for services provided to the Company or its subsidiaries as an employee that is payable in recognition of the employee’s past or future level of achievement of objective or subjective performance goals; provided that the determination of whether a payment constitutes a “bonus” shall be made without regard to whether the amount is determined on a discretionary or formulaic basis.  However, the term “bonus” does not include compensation that is guaranteed regardless of the level of performance.

3.  Overpayments.

(a)                                  If the amount of incentive compensation payable to an individual is based solely on the attainment of a level of objective quantifiable performance goals and, after the date on which such incentive compensation is paid (or would have been paid in the absence of an elective deferral of payment by the individual), the level of such performance used to determine the amount of such payment is determined to have been inaccurate, and so the amount of the payment is greater than it should have been, then an individual who received an amount of incentive compensation in excess of the amount that would have been paid if the accurate level of performance had been known may, in the discretion of the Compensation Committee, be required to repay the excess, subject to the following:

(i)  The repayment will be required only if the recipient is an Executive Officer during all or a portion of the performance period as to which the payment is made.

(ii)  The repayment will be effective only if, prior to the one-year anniversary of the end of the performance period as to which the payment is made, both the Compensation Committee’s determination of the amount of the recoupment has been made and the recipient of the incentive compensation has been notified of the repayment obligation.

(iii)  The amount to be recouped will not exceed the amount of the prior incentive compensation payment that the Compensation Committee determines would not have been paid if the level of the objective, quantifiable performance goals determined after the correction had been know at the time the incentive compensation payment was made.

(b)                                 For purposes of this Policy, the term “incentive compensation” means compensation for services provided to the Company or its subsidiaries as an employee; provided that a payment shall constitute “incentive compensation” only if the amount of such payment is based solely on attainment of objective quantifiable performance goals over a specified performance period; and further provided that the determination of whether a payment constitutes “incentive compensation” shall be made without regard to whether it is paid in cash or stock.  However, the term “incentive compensation” does not include compensation that is guaranteed regardless of the level of performance.

4.  General.

(a)                                  Attorney Fees.  In the event of a dispute between the Company and an individual recipient of an option, bonus, or incentive compensation as to whether an amount may be recouped under this Policy, the Company will pay the individual’s reasonable attorney fees incurred in connection with the dispute as those fees are incurred by the individual.  The individual will be required to repay the legal fees to the Company if the [court or] arbitrator finds that the individual engaged in misconduct with respect to the amount subject to the recoupment.

(b)                                 Taxes.  The amount that would otherwise be recouped from an individual in accordance with paragraphs 1, 2 and 3 above will be reduced by the excess, if any, of the amount of any taxes due from the individual with respect to payments (including amounts taxable as a result of the exercise of an option) previously made to him or her, minus the amount of the tax benefits to him or her attributable to the recoupment.

(c)                                  Employment Status.  The right of recoupment against an individual shall apply without regard to whether the individual is employed by the Company or a subsidiary at the time of the recoupment.

(d)                                 Amendment.  This Policy may be amended by the Compensation Committee of the Company at any time; provide that no such amendment may adversely affect any individual with respect to an option, bonus, or incentive compensation with a Grant Date that is before the date on which the amendment is adopted by the Compensation Committee.

(e)                                  Discretion.  The Compensation Committee, after taking into account such considerations at the members of that committee determine to be relevant, may reduce the amount otherwise due under this Policy, and may provide that the Company will enter into such arrangements for repayment as the committee determines to be appropriate.

(f)                                    Effective Date.  Paragraphs 1, 2, and 3 will not apply to any option, bonus, or incentive compensation with a Grant Date earlier than January 1, 2009.

(g)                                 Change in Control.  No recoupment under this Policy will be made after a Change in Control with respect to any option, bonus, or incentive compensation with a Grant Date before the Change in Control.  For this purpose, the term “Change in Control” shall have the meaning ascribed to it in the 2004 Long-Term Incentive Plan as in effect on February 5, 2009.

5.  Definitions.  Terms used in this Policy shall be defined as set forth below or as otherwise defined in this Policy.

(a)                                  Company.  The term “Company” includes Assured Guaranty Ltd. and any successor to Assured Guaranty Ltd.

(b)                                 Executive Officer.  An individual will be an “Executive Officer” as of any date if he or she is an individual identified as an executive officer (including the chief financial officer) in the annual report on Form 10-K for the Company as of that date.

(c)                                  Grant Date.  The “Grant Date” of an option will be the date on which it is treated as having been granted for financial accounting purposes.  The “Grant Date” of a bonus or incentive compensation payment will be the first day of the period of service with respect to which the payment is made.

(d)                                 Misconduct.  “Misconduct” means fraudulent or illegal conduct or omission that is knowing or intentional.

6.  Voluntary Programs.  The options, bonuses, and incentive compensation subject to this Policy (collectively, the “Programs”) are voluntary programs, and each individual participating in the Programs (the “Participants”) has chosen to participate in the Programs.  Each Participant understands that all payments and benefits provided under the Programs are paid as advances that are subject to recoupment as set forth above, and the Participant specifically agrees to such recoupment.  If an individual does not wish to participate one or more of the Programs in accordance with all of the conditions specified in the Policy, the individual must notify in writing [insert who to notify] at [insert address] within             days after receiving notice of selection for participation in the respective Program.